STRYKER,                                                            Exhibit 5(b)
TAMS & DILL LLP

                                                             TWO PENN PLAZA EAST
                                                        NEWARK, NEW JERSEY 07105
                                                                  (973) 491-9500
                                                              FAX (973) 491-9692

                                                          ONE WORLD TRADE CENTER
                                                                      SUITE 7967
                                                        NEW YORK, NEW YORK 10048
                                                                  (212) 432-9180

                                                        PLEASE REPLY TO:  NEWARK

                                  July 22, 1999


National Fuel Gas Company
10 Lafayette Square
Buffalo, New York  14203

Ladies and Gentlemen:

         This opinion relates to the Registration Statement ("Registration Statement") on Form S-3 to be filed on or about the date hereof with the Securities and Exchange Commission ("SEC") by National Fuel Gas Company ("Company") under the Securities Act of 1933, as amended ("1933 Act"), for the registration of the sale by the Company from time to time of up to $625,000,000 aggregate principal amount of (I) debt securities ("Debt Securities") and (II) common stock, $1.00 par value ("Stock"), together with the common stock purchase rights ("Rights") appurtenant thereto. The Debt Securities are to be issued pursuant to the terms of one or more indentures (each, a "Debt Securities Indenture"). In connection therewith, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

         Based on the foregoing, we are of the opinion that:

         1. Your Company is a corporation duly incorporated and validly existing under the laws of the State of New Jersey.

         2. All action necessary to make any Debt Securities valid, legal and binding obligations of the Company will have been taken when:

                  A. An SEC order pursuant to the Public Utility Holding Company Act of 1935, as amended ("1935 Act"), relating to the issuance of the Debt Securities, shall be and remain effective and the Company shall have complied with the terms and conditions thereof,

                  B. The Board of Directors of the Company (the "Company Board") or a duly appointed and authorized committee thereof (an "Authorized Board Committee") (I) shall have authorized and approved (A) the issuance and sale of the Debt Securities (including the terms and provisions thereof) and (B) a Debt Securities Indenture (including the terms and provisions thereof) pursuant to which the Debt Securities are to be issued, and (II) shall have taken or, subject to specified guidelines, shall have delegated to appropriate officers or representatives of the Company the authority to take and, pursuant thereto, such officers or representatives shall have taken, all other necessary final action to consummate the authorization of the issuance and sale of the Debt Securities;

                  C. Such Debt Securities Indenture shall have been executed and delivered by a duly authorized officer or representative of the Company and by the trustee thereunder;

                  D. The Debt Securities shall have been issued and delivered in accordance with the terms and provisions of such Debt Securities Indenture; and

                  E. The Debt Securities shall have been duly executed, authenticated, issued and delivered for the consideration contemplated.

         3. All action necessary to make the Stock validly issued, fully paid and non-assessable will have been taken provided that:

                  A. An SEC order pursuant to the 1935 Act, relating to the issuance and sale of the Stock, shall be and remain effective and the Company shall have complied with the terms and conditions thereof;

                  B. The Company Board or an Authorized Board Committee shall have taken appropriate action (I) to authorize and approve the issuance and sale of the Stock, (II) to fix or otherwise determine the consideration to be received therefor, (III) to authorize and approve the form and substance of the documents to be used in connection with the issuance and sale of such Stock (the "Sale Documents"), and (IV) to take or, subject to specified guidelines, to delegate to appropriate officers or representatives of the Company the authority to take and, pursuant thereto, such officers or representatives shall have taken, all other final action necessary to consummate the authorization of the issuance and sale of such Stock;

                  C. The Sale Documents shall have been duly executed and delivered by or on behalf of the parties thereto and shall have become effective as therein provided; and

                  D. The Stock shall have been issued and delivered for the consideration contemplated in the Registration Statement.

         4. The Rights, when issued as contemplated in the Registration Statement and in accordance with the terms and conditions of the Rights Agreement (as hereinbelow defined), will be validly issued.

         The opinion set forth in paragraph 4 is limited to the valid issuance of the Rights under the corporation laws of the State of New Jersey. In this connection, we have not been asked to express and, accordingly, do not express, any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement, dated June 12, 1996, between the Company and Marine Midland Bank, as amended and restated by the Amended and Restated Rights Agreement, dated April 30, 1999, between the Company and HSBC Bank USA (as amended and restated, the "Rights Agreement") or the issuance of the Rights, or the enforceability of any particular provisions of the Rights Agreement.

         We are members of the New Jersey Bar and do not hold ourselves out as experts on the laws of any other jurisdiction. As to all matters of New York law, we have relied upon an opinion of even date herewith of Thelen Reid & Priest LLP, New York counsel for the Company, which is being filed as an exhibit to the Registration Statement. As to all matters of New Jersey law, Thelen Reid & Priest LLP is hereby authorized to rely upon this opinion to the same extent as if this opinion had been addressed to them.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name, as counsel, therein. In giving the foregoing consent, we do not thereby admit that we belong to the category of persons whose consent is required under Section 7 of the 1933 Act, or the rules and regulations promulgated thereunder.

                                                   Very truly yours,

                                                   /s/ STRYKER, TAMS & DILL LLP

                                                   STRYKER, TAMS & DILL LLP

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